Exhibit 99.1

FOR IMMEDIATE RELEASE: JULY 26, 2018

LEGGETT & PLATT REPORTS 11% SALES GROWTH AND $.63 EPS

Carthage, MO, July 26, 2018 —

◾	2Q sales were $1.1 billion, an 11% increase versus 2Q 2017; volume up 6%

◾	2Q EPS was $.63, a $.01 decrease versus 2Q 2017

◾	Reducing 2018 sales guidance to $4.25-$4.35 billion; reducing EPS guidance to $2.55-$2.70

Diversified manufacturer Leggett & Platt reported second quarter sales of $1.1 billion, an increase of 11% versus second quarter 2017. Organic sales grew 10%, with volume up 6% from strength in Automotive, Bedding, Adjustable Bed and several other businesses. Raw material-related price increases and currency impact added 4%. Acquisitions contributed 3% to sales growth but were partially offset by divestitures.

Second quarter earnings were $.63 per share, down $.01 versus the $.64 per share earned in second quarter 2017. The earnings benefit from sales growth was more than offset primarily by higher raw material costs, the timing of the pricing lag the company experiences when passing along the higher costs, and the corresponding increased LIFO expense. As expected, EBIT and EBIT margin declined versus second quarter last year largely due to these same factors.

The company is reducing sales and EPS guidance for the full year due to a combination of factors. Home Furniture and Fashion Bed have been negatively impacted by softening demand and higher steel costs. While Adjustable Bed demand remains very strong year-over-year, sales to some major retailers are lower than previously expected. Finally, we are incurring startup costs in Bedding and Adjustable Bed to launch significant new programs.

CEO Comments

President and CEO Karl G. Glassman commented, “We are pleased with our second quarter sales, with growth coming from strength in several businesses, including Automotive, Bedding, Adjustable Bed, Aerospace, Geo Components and Work Furniture. Steel-related price increases and currency impact also contributed to sales growth this quarter. These gains were partially offset by soft demand in Home Furniture and Fashion Bed.

“Notably, our Comfort Core® innerspring units were up 25% in the second quarter reflecting the improvement in our U.S. Spring business from market share gains with both traditional and direct-to-consumer customers. We continue to experience increasingly higher value content in our customers’ mattresses.

“To accommodate ongoing growth, we are increasing our full year estimate for capital expenditures by $25 million to approximately $185 million, primarily due to recently awarded business in Bedding and Adjustable Bed.

“As predicted in our first quarter press release, inflation continued to be a margin headwind in the second quarter, as we were not yet ahead of the pricing lag that we experience with steel cost inflation. This primarily affected margins in our Residential and Furniture Products segments. Assuming steel scrap prices continue their recent stability, we expect to see margin improvement in the second half of 2018.

“We are maintaining our strong financial base. We ended the quarter with $600 million available through our commercial paper program. We repatriated $123 million of offshore cash in the second quarter and currently expect to repatriate approximately $300 million of cash for the full year. Net debt to net capital1 was 42%, slightly above our 30% - 40% target range and our debt was 2.5 times our trailing 12-month adjusted1 EBITDA. Both of these metrics

[1]	Please refer to attached tables for non-GAAP reconciliations

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reflect increased working capital investment, our typically higher level of stock repurchases in the first half of the year, and the January PHC acquisition.

“Our decade long goal of achieving Total Shareholder Return (TSR) that ranks within the top third of the S&P 500 over rolling three-year periods continues to be our main priority. While our recent performance has not met this target, we strongly believe our disciplined growth strategy and use of capital will continue to support achievement of our top-third goal over time.”

Dividends and Stock Repurchases

In May, Leggett & Platt’s Board of Directors declared a $.38 second quarter dividend, two cents higher than last year’s second quarter dividend. This marks 47 consecutive annual dividend increases for the company, a record that only ten S&P 500 companies currently exceed. Leggett & Platt is proud of its dividend record and plans to extend it. At yesterday’s closing share price of $44.68, the indicated annual dividend of $1.52 per share generates a dividend yield of 3.4%, one of the highest dividend yields among the 53 stocks of the S&P 500 Dividend Aristocrats.

During the second quarter the company purchased 1.3 million shares of its stock at an average price of $41.02, and issued 0.1 million shares. For the first half of 2018, the company repurchased 2.5 million shares, and issued 0.7 million through employee benefit plans and option exercises. At quarter end, the number of shares outstanding declined to 130.1 million, a 1.7% reduction over the last 12 months. For the full year, the company anticipates repurchasing approximately 2.5-3 million shares, and issuing about 1 million shares, primarily for employee benefit plans.

2018 Guidance

2018 sales guidance is reduced to $4.25-$4.35 billion (versus the prior range of $4.3-$4.4 billion), an increase of 8–10% versus 2017. The $50 million reduction in our sales mid-point is primarily due to (i) demand softness in Home Furniture and Fashion Bed and (ii) lower than expected sales in Adjustable Bed, despite strong year-over-year growth in that business. We continue to expect mid-single digit volume growth from strength in Automotive, Bedding, Adjustable Bed, Work Furniture, Aerospace, and Geo Components. Raw material-related price increases and currency impact should also contribute to sales growth. Acquisitions, net of divestitures, are expected to add 2% to sales.

Continuing operations EPS is reduced to $2.55–$2.70, a $.07 per share mid-point reduction from the prior range of $2.60-$2.80. This decrease is primarily from the negative impact of lower than expected full year sales, higher steel costs in our Home Furniture business where offshore competition limits our ability to fully recover cost increases, and startup costs from new programs in the Bedding and Adjustable Bed businesses. EPS guidance assumes an approximate 21% tax rate. Based upon this guidance range, 2018 EBIT margin should be 11.3-11.8%.

Cash from operations is now expected to approximate $425 million in 2018, with working capital increases from sales growth being a meaningful use of cash. Our full year estimate for capital expenditures is approximately $185 million. Dividend payments should approximate $195 million. The company’s target for dividend payout is 50–60% of adjusted1 earnings; payout for 2018 is expected to be near the midpoint of the target range.

The company’s top priorities for use of cash remain organic growth, dividends, and strategic acquisitions. After funding those priorities, the company generally intends to repurchase its stock (rather than repay debt early or stockpile cash). Management has standing authorization from the Board of Directors to buy up to 10 million shares each year; however, no specific repurchase commitment or timetable has been established.

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LIFO

Approximately 50% of our inventories are valued on the last-in, first-out (LIFO) method. These are primarily the company’s domestic, steel-related inventories. Because of increased commodity costs since the beginning of 2018, we now anticipate full year LIFO expense to be $37.5 million. We have incurred LIFO expense of $18.8 million for the first six months of the year ($12.8 million during the second quarter). In contrast, during the first half of 2017, the company experienced LIFO expense of $2.5 million ($2.1 million during the second quarter).

SEGMENT RESULTS – Second Quarter 2018 (versus the same period in 2017)

Residential Products – Total sales grew 8%, from a 7% increase in same location sales and 1% from acquisitions completed in 2017. Volume increased 4% and raw material-related price increases and currency impact added 3% to sales growth. EBIT decreased $10 million with the benefit from sales growth more than offset by the pricing lag related to higher raw material costs (including LIFO expense).

Industrial Products – Total sales grew 23% from raw material-related price increases and higher volume. EBIT increased by $6 million with improved metal margins at our steel rod mill partially offset by higher LIFO expense.

Furniture Products – Total sales increased 9%, primarily from volume gains in Adjustable Bed and Work Furniture partially offset by declines in Home Furniture and Fashion Bed. Currency impact and raw-material price increases added 3% to sales growth. EBIT decreased $4 million, with the benefit from sales growth more than offset by higher steel costs (including LIFO expense).

Specialized Products – Total sales increased 15%. Same location sales increased 11%, from volume gains in Automotive and Aerospace and currency impact. The PHC acquisition added 9% to sales growth, but last year’s divestiture of CVP reduced sales by 5%. EBIT increased $8 million primarily from higher volume.

Slides and Conference Call

A set of slides containing summary financial information is available from the Investor Relations section of Leggett’s website at www.leggett.com. Management will host a conference call at 7:30 a.m. Central (8:30 a.m. Eastern) on Friday, July 27. The webcast can be accessed from Leggett’s website. The dial-in number is (201) 689-8341; there is no passcode.

Third quarter results will be released after the market closes on Thursday, October 25, with a conference call the next morning.

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FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: At Leggett & Platt (NYSE: LEG), we create innovative products that enhance people’s lives, generate exceptional returns for our shareholders, and provide sought-after jobs in communities around the world. L&P is a 135 year-old diversified manufacturer that designs and produces engineered products found in most homes and automobiles. The company is comprised of 14 business units, 22,000 employee-partners, and 120 manufacturing facilities located in 18 countries.

Leggett & Platt is the leading U.S. manufacturer of: a) bedding components; b) automotive seat support and lumbar systems; c) components for home furniture and work furniture; d) flooring underlayment; e) adjustable beds; f) high-carbon drawn steel wire; and g) bedding industry machinery.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to achieve its longer-term operating targets, the impact of the Tax Cuts and Jobs Act, price and product competition from foreign and domestic competitors, the amount of share repurchases, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, possible goodwill or other asset impairment, foreign currency fluctuation, litigation risks, and other factors described in the company’s Forms 10-K and 10-Q. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT:    Investor Relations, (417) 358-8131 or invest@leggett.com

Susan R. McCoy, Vice President of Investor Relations

Wendy M. Watson, Director of Investor Relations

Cassie J. Branscum, Manager of Investor Relations

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LEGGETT & PLATT	Page 4 of 6	July 26, 2018

RESULTS OF OPERATIONS [1]	SECOND QUARTER			YEAR TO DATE
(In millions, except per share data)	2018	2017	Change	2018	2017	Change
Net sales (from continuing operations)	$1,102.5	$989.3	11%	$2,131.3	$1,949.6	9%
Cost of goods sold	871.5	758.6		1,682.9	1,492.2

Gross profit	231.0	230.7	0%	448.4	457.4	(2%)
Selling & administrative expenses	107.8	104.7	3%	212.5	210.8	1%
Amortization	5.1	4.7		10.1	9.8
Other expense (income), net	(3.0)	(1.0)		(2.7)	(1.4)

Earnings before interest and taxes	121.1	122.3	(1%)	228.5	238.2	(4%)
Net interest expense	13.6	8.9		25.6	17.5

Earnings before income taxes	107.5	113.4		202.9	220.7
Income taxes	22.4	25.8		39.9	47.0

Net earnings from continuing operations	85.1	87.6		163.0	173.7
Discontinued operations, net of tax	—	—		—	—

Net earnings	85.1	87.6		163.0	173.7
Less net income from non-controlling interest	(0.1)	—		(0.1)	—

Net earnings attributable to L&P	$85.0	$87.6	(3%)	$162.9	$173.7	(6%)

Earnings per diluted share
From continuing operations	$0.63	$0.64	(2%)	$1.20	$1.26	(5%)
From discontinued operations	$0.00	$0.00		$0.00	$0.00
Net earnings per diluted share	$0.63	$0.64	(2%)	$1.20	$1.26
Shares outstanding
Common stock (at end of period)	130.1	132.3	(1.7%)	130.1	132.3
Basic (average for period)	134.1	136.0		134.7	136.4
Diluted (average for period)	135.0	137.4	(1.7%)	135.7	137.8

CASH FLOW	SECOND QUARTER			YEAR TO DATE
(In millions)	2018	2017	Change	2018	2017	Change
Net earnings	$85.1	$87.6		$163.0	$173.7
Depreciation and amortization	33.8	31.9		67.2	62.2
Working capital decrease (increase)	(55.5)	(30.1)		(133.4)	(109.6)
Impairments	0.0	0.1		0.2	0.1
Other operating activity	17.1	8.9		27.6	29.7

Net Cash from Operating Activity	$80.5	$98.4	(18%)	$124.6	$156.1	(20%)
Additions to PP&E	(40.9)	(44.8)		(81.2)	(79.1)	3%
Purchase of companies, net of cash	(4.4)	(0.9)		(90.2)	(38.8)
Proceeds from business and asset sales	0.3	0.3		1.9	1.6
Dividends paid	(47.3)	(45.0)		(94.8)	(90.4)
Repurchase of common stock, net	(52.4)	(10.4)		(107.3)	(113.3)
Additions (payments) to debt, net	46.2	60.8		190.0	215.0
Other	(30.2)	8.1		(22.7)	2.1
Increase (Decr.) in Cash & Equiv.	$(48.2)	$66.5		$(79.7)	$53.2

FINANCIAL POSITION	30-Jun
(In millions)	2018	2017	Change
Cash and equivalents	$446.4	$335.1
Receivables	649.8	577.7
Inventories	634.2	580.0
Other current assets	57.0	47.4

Total current assets	1,787.4	1,540.2	16%
Net fixed assets	709.3	616.2
Goodwill and other assets	1,151.9	1,125.1

TOTAL ASSETS	$3,648.6	$3,281.5	11%

Trade accounts payable	$455.2	$388.3
Current debt maturities	153.7	3.4
Other current liabilities	332.6	350.0

Total current liabilities	941.5	741.7	27%
Long-term debt	1,298.0	1,183.5	10%
Deferred taxes and other liabilities	280.5	222.7
Equity	1,128.6	1,133.6	(0%)

Total Capitalization	2,707.1	2,539.8	7%

TOTAL LIABILITIES & EQUITY	$3,648.6	$3,281.5	11%

[1]	2017 results retrospectively adjusted for new accounting guidance on the presentation of pension cost.

LEGGETT & PLATT	Page 5 of 6	July 26, 2018

SEGMENT RESULTS	SECOND QUARTER			YEAR TO DATE
(In millions)	2018	2017	Change	2018	2017	Change
External Sales
Residential Products	$438.8	$407.8	7.6%	$836.9	$799.1	4.7%
Industrial Products	96.4	75.9	27.0%	178.4	145.7	22.4%
Furniture Products	291.4	267.2	9.1%	572.7	532.0	7.7%
Specialized Products	275.9	238.4	15.7%	543.3	472.8	14.9%

Total	$1,102.5	$989.3	11.4%	$2,131.3	$1,949.6	9.3%

Inter-Segment Sales
Residential Products	$4.7	$4.2		$9.3	$9.0
Industrial Products	74.1	63.3		144.5	128.9
Furniture Products	3.6	4.4		6.5	10.7
Specialized Products	0.6	1.7		1.3	3.6

Total	$83.0	$73.6		$161.6	$152.2

Total Sales (External + Inter-segment)
Residential Products	$443.5	$412.0	7.6%	$846.2	$808.1	4.7%
Industrial Products	170.5	139.2	22.5%	322.9	274.6	17.6%
Furniture Products	295.0	271.6	8.6%	579.2	542.7	6.7%
Specialized Products	276.5	240.1	15.2%	544.6	476.4	14.3%

Total	$1,185.5	$1,062.9	11.5%	$2,292.9	$2,101.8	9.1%

EBIT
Residential Products	$40.0	$50.2	(20%)	$75.0	$92.7	(19%)
Industrial Products	13.4	7.1	89%	22.4	15.9	41%
Furniture Products	16.3	20.3	(20%)	34.3	40.6	(16%)
Specialized Products	51.9	44.1	18%	98.0	87.1	13%
Intersegment eliminations and other	(0.5)	0.6		(1.2)	1.9

Total	$121.1	$122.3	(1%)	$228.5	$238.2	(4%)

EBIT Margin [2]			Basis Pts			Basis Pts
Residential Products	9.0%	12.2%	(320)	8.9%	11.5%	(260)
Industrial Products	7.9%	5.1%	280	6.9%	5.8%	110
Furniture Products	5.5%	7.5%	(200)	5.9%	7.5%	(160)
Specialized Products	18.8%	18.4%	40	18.0%	18.3%	(30)

Overall from Continuing Operations	11.0%	12.4%	(140)	10.7%	12.2%	(150)

LAST SIX QUARTERS	2017				2018
Selected Figures	1Q	2Q	3Q	4Q	1Q	2Q
Net Sales ($ million)	960	989	1,010	984	1,029	1,102
Sales Growth (vs. prior year)	2%	3%	6%	9%	7%	11%
Unit Volume Growth (same locations, vs. prior year)	4%	2%	4%	5%	1%	6%

Adjusted EBIT [3]	116	122	117	112	107	121
Cash from Operations ($ million)	58	98	105	182	44	81

Adjusted EBITDA (trailing twelve months) [3]	598	591	581	594	588	589
(Long-term debt + current maturities) / Adj. EBITDA [3,4]	1.9	2.0	2.1	2.1	2.4	2.5

Same Location Sales (vs. prior year)	1Q	2Q	3Q	4Q	1Q	2Q
Residential Products	(2%)	(3%)	2%	3%	1%	7%
Industrial Products	(4%)	1%	(3%)	7%	13%	23%
Furniture Products	(0%)	6%	7%	8%	3%	9%
Specialized Products	9%	5%	9%	10%	11%	11%
Overall from Continuing Operations	4%	4%	6%	9%	6%	10%

[2]	Segment margins calculated on Total Sales. Overall company margin calculated on External Sales.
[3]	Refer to next page for non-GAAP reconciliations.
[4]	EBITDA based on trailing twelve months.

LEGGETT & PLATT	Page 6 of 6	July 26, 2018

RECONCILIATION OF REPORTED (GAAP) TO ADJUSTED (Non-GAAP) FINANCIAL MEASURES [8]
	2017				2018
Non-GAAP adjustments, Continuing Ops [5]	1Q	2Q	3Q	4Q	1Q	2Q
Gain/loss on sale of operations	—	—	3.3	—	—	—
Gain on sale of real estate	—	—	—	(23.4)	—	—
Pension settlement charge	—	—	—	15.3	—	—
Goodwill and related asset impairment	—	—	4.6	—	—	—

Non-GAAP adjustments (pretax)	—	—	7.9	(8.1)	—	—
Income tax impact	—	—	(2.8)	2.5	—	—
Tax Cuts and Jobs Act impact	—	—	—	50.4	—	—
Tax benefit of CVP divestiture	—	—	(5.7)	(1.9)	—	—

Non-GAAP adjustments (after tax)	—	—	(0.6)	42.9	—	—

Diluted shares outstanding	138.1	137.4	136.9	136.6	136.3	135.0

EPS impact of non-GAAP adjustments	—	—	(0.00)	0.32	—	—

	2017				2018
Adjusted EBIT, Margin, and EPS [5]	1Q	2Q	3Q	4Q	1Q	2Q
EBIT (earnings before interest and taxes)	115.9	122.3	109.2	120.5	107.4	121.1
Non-GAAP adjustments (pretax)	—	—	7.9	(8.1)	—	—

Adjusted EBIT ($ millions)	115.9	122.3	117.1	112.4	107.4	121.1

Net sales from continuing operations	960	989	1,010	985	1,029	1,102

EBIT margin	12.1%	12.4%	10.8%	12.2%	10.4%	11.0%
Adjusted EBIT margin	12.1%	12.4%	11.6%	11.4%	10.4%	11.0%

Diluted EPS from Continuing Operations	0.62	0.64	0.61	0.27	0.57	0.63
EPS impact of non-GAAP adjustments	—	—	(0.00)	0.32	—	—

Adjusted EPS ($)	0.62	0.64	0.61	0.59	0.57	0.63

	2017				2018
Net Debt to Net Capitalization [6]	1Q	2Q	3Q	4Q	1Q	2Q
Long-term debt	1,120	1,184	1,044	1,098	1,239	1,298
Current debt maturities	3	3	153	154	154	154

Total Debt	1,123	1,187	1,198	1,252	1,393	1,452
Less cash and equivalents	(269)	(335)	(343)	(526)	(495)	(446)

Net Debt	854	852	855	726	898	1,005

Total capitalization	2,403	2,540	2,432	2,575	2,714	2,707
Current debt maturities	3	3	153	154	154	154
Less cash and equivalents	(269)	(335)	(343)	(526)	(495)	(446)

Net Capitalization	2,137	2,208	2,243	2,203	2,374	2,415

Long-Term Debt to Total Capitalization	47%	47%	43%	43%	46%	48%
Net Debt to Net Capital	40%	39%	38%	33%	38%	42%

	2017				2018
Total Debt to EBITDA [7]	1Q	2Q	3Q	4Q	1Q	2Q
Total Debt	1,123	1,187	1,198	1,252	1,393	1,452

EBIT	115.9	122.3	109.2	120.5	107.4	121.1
Depreciation and Amortization	30.3	31.9	32.2	31.5	33.4	33.8

EBITDA	146.2	154.2	141.4	152.0	140.8	154.9
Non-GAAP adjustments (pretax)	—	—	7.9	(8.1)	—	—

Adjusted EBITDA ($ millions)	146.2	154.2	149.3	143.9	140.8	154.9

Adjusted EBITDA, trailing 12 months	598	591	581	594	588	589

Total Debt / Adjusted 12-month EBITDA	1.9	2.0	2.1	2.1	2.4	2.5

[5]	Management and investors use these measures as supplemental information to assess operational performance.
[6]	These calculations portray debt position if the company was to use its cash to pay down debt. Management and investors use this ratio to track leverage trends across time periods with variable levels of cash.
[7]	Management and investors use this ratio as supplemental information to assess ability to pay off debt.
[8]	Calculations impacted by rounding.